Company Contact:         Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:     Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Delta Apparel Appoints New Member to Board of Directors

GREENVILLE, SC – June 30, 2015 - Delta Apparel, Inc. (NYSE MKT: DLA) today announced the appointment of James Bradley Campbell to its Board of Directors, effective immediately.

Mr. Campbell brings to the Delta Apparel Board of Directors over 35 years of financial and business experience. He served as the Managing Partner for the South Carolina Upstate practice of Cherry Bekaert LLP, CPAs & Advisors, from 2003 until his retirement in 2013. Mr. Campbell spent the first 28 years of his career with Deloitte, LLP, one of the world’s largest accounting firms, and served as the Managing Partner of its South Carolina practice for six years. During his career, he advised a wide variety of publicly-traded companies and large privately-held companies, including companies in the apparel, textile and consumer products industries.

Mr. Campbell holds a Master of Accountancy (MAcc) degree from the University of South Carolina and currently provides business consulting services. In addition, Mr. Campbell serves on the Advisory Committee to the Board of Directors of Tietex International, Ltd., the world’s largest producer of stitch-bonded, non-woven fabrics, as Chairman of the Greenville County Museum Commission, and on the Charity Ball Board of Greenville.
“It is with great pleasure that I welcome Brad to our Board,” commented Delta Apparel Chairman and Chief Executive Officer Robert W. Humphreys. “Brad’s financial acumen and business experience make him a valuable addition to the Company and we look forward to working with him and leveraging his expertise and leadership experience.”
Mr. Campbell’s appointment fills a vacancy in Delta Apparel, Inc.’s seven-member Board of Directors.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.